Exhibit 99.1

Contacts:	Jack Lief	Mary Claire Duch
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	212.301.7228
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Second Quarter 2008 Financial Results and Recent and Second Quarter Highlights

San Diego, CA, August 5, 2008 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the second quarter ended June 30, 2008.

Total revenues in the second quarter of 2008 were $2.6 million, compared to $4.8 million in the second quarter of 2007, and included $2.0 million in revenue under Arena’s contract manufacturing agreement with Siegfried Ltd and $0.6 million in patent reimbursements from Arena’s collaborations with Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc. Total revenues in the first half of 2008 were $5.3 million, compared to $9.7 million in the first half of 2007. Arena reported a net loss allocable to common stockholders in the second quarter of 2008 of $65.8 million, or $0.89 per share, and a net loss allocable to common stockholders in the first half of 2008 of $120.8 million, or $1.64 per share. This compares with a net loss allocable to common stockholders in the second quarter of 2007 of $39.1 million, or $0.64 per share, and a net loss allocable to common stockholders in the first half of 2007 of $71.5 million, or $1.18 per share.

“Our commitment to generating a robust lorcaserin NDA, as part of our larger plan for discovering and developing innovative therapies, is capital intensive. However, we believe this helps increase our opportunities for success and improve returns for investors that share our mission to develop the best innovative therapies,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We are well-positioned to continue to build on our accomplishments and achieve key milestones, including results from our pivotal BLOOM obesity trial, results from our APD125 Phase 2b insomnia trial and the advancement of our pipeline as we explore licensing opportunities for our programs.”

Research and development expenses totaled $56.4 million in the second quarter of 2008, compared to $40.9 million in the second quarter of 2007. Research and development expenses in the first half of 2008 totaled $104.0 million, compared to $76.6 million in the first half of 2007. This increase in research and development expenses is primarily attributable to increased clinical trial costs related to the Phase 3 clinical program for lorcaserin hydrochloride, Arena’s drug candidate for the treatment of obesity, and the APD125 Phase 2b trial for the treatment of insomnia. Research and development expenses in the first half of 2008 included $2.2 million in non-cash, share-based compensation expense, compared to $2.1 million in the first half of 2007. General and administrative expenses totaled $7.2 million in the second quarter of 2008, compared to $6.8 million in the second quarter of 2007. General and administrative expenses in the first half of 2008 totaled $16.0 million, compared to $11.8 million in the first half of 2007. This increase in general and administrative expenses is primarily attributable to increases in personnel-related expenses and patent costs. Total patent costs, including patent costs related to partnered programs, increased by $1.1 million in the first half of 2008 compared to the first half of 2007, while total personnel-related expenses increased by $1.4 million between these same periods. General and administrative expenses in the first half of 2008 included $2.1 million in non-cash, share-based compensation expense, compared to $2.0 million in the first half of 2007.

Interest and other income and expenses, net, in the second quarter and first half of 2008 included a $2.0 million non-cash charge as a reserve for a contingent liability for the possible settlement of a disagreement with one of Arena’s two warrant holders from its series B redeemable convertible preferred stock financing. Arena previously settled in June 2006 a similar disagreement with the other warrant holder.

Cash, cash equivalents and short-term investments totaled $272.2 million at June 30, 2008. Approximately 73.9 million shares of common stock were outstanding at June 30, 2008.

Arena’s Recent and Second Quarter Highlights

•                  Completed BLOSSOM enrollment with 4,008 obese and overweight patients in about 95 clinical sites in the United States. BLOSSOM is a one-year, randomized, double-blind, placebo-controlled clinical trial. BLOSSOM and BLOOM comprise Arena’s pivotal trial program evaluating lorcaserin’s safety and efficacy for the treatment of obesity.

•                  Reported positive Phase 1b clinical trial results of APD791, Arena’s internally discovered oral drug candidate intended for the treatment of arterial thrombosis and other related conditions. This Phase 1b trial was a randomized, double-blind, placebo-controlled multiple-ascending dose trial in 50 healthy volunteers.

•                  Dr. Thomas Roth of Henry Ford Hospital presented data from Arena’s positive Phase 2a clinical trial of APD125 for the treatment of insomnia in an oral presentation at the SLEEP 2008 22nd Annual Meeting of the Associated Professional Sleep Societies. When compared to placebo, APD125 significantly improved endpoints measuring improvements in sleep maintenance without any next day impairment of cognition or coordination.

•                  Initiated a Phase 2b clinical trial of APD125, Arena’s internally discovered oral drug candidate intended to reduce insomnia symptoms and improve sleep maintenance and quality. This is a randomized, double-blind, placebo-controlled subjective study that is expected to enroll approximately 675 patients in about 65 clinical sites in the United States.

•                  Taisho Pharmaceutical Co., Ltd. initiated a Phase 1 clinical trial of a drug candidate under a GPCR-focused partnership to develop compounds to treat psychiatric disorders. The drug candidate is a novel oral compound intended for the treatment of an undisclosed, common psychiatric disorder.

Updated 2008 Financial Guidance

Arena also reported that it updated its financial guidance for 2008 expenses for external clinical and preclinical study fees and expenses to approximately $130 to $138 million from $114 to $124 million. The change is primarily due to consolidating the lorcaserin pivotal trial program into two trials, BLOOM and BLOSSOM, while maintaining the same number of patients, approximately 7,000, originally planned across a three trial pivotal program. The entire Phase 3 program includes BLOOM, BLOSSOM and a non-pivotal Phase 3 trial, BLOOM-DM, which is expected to enroll approximately 600 patients. The increase is partially offset by reductions in expenses in the other development programs. Due to savings in other areas, including capital expenditures, as well as changes in the company’s balance sheet, including an increase in accrued clinical expenses at the end of 2008 as compared to the beginning of 2008, Arena still expects to end 2008 with approximately $160 million in cash, cash equivalents and short-term investments, which assumes that common stock will be issued in connection with the conversion or redemption of outstanding shares of its series B redeemable convertible preferred stock, including any that may be redeemed on the series B-1’s December 2008 mandatory redemption date. If Arena partners any of its programs, it would expect that its year-end cash, cash equivalents and short-term investments would be higher.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the second quarter 2008 financial results and to provide a corporate update today, Tuesday, August 5, 2008, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 877.419.6590 for domestic callers and 719.325.4872 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals Q208 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is scheduled to present at the following investment and industry conferences through September 2008:

•                  NewsMakers in the Biotech Industry Conference, September 4, 2008, New York, New York

•                  UBS Global Life Sciences Conference, September 22-25, 2008, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds target G protein-coupled receptors, an important class of validated drug targets, and includes compounds being evaluated independently and with partners, including Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Arena’s commitment to generating a robust lorcaserin NDA and discovering and developing innovative therapies and results of such commitment; Arena’s positioning to build on accomplishments and achieve future milestones; the significance of such milestones; future results of clinical trials; advancement of Arena’s pipeline; exploration of licensing opportunities; therapeutic indication, tolerability, side effects, efficacy and potential of Arena’s or its collaborators’ product candidates and compounds; financial guidance; the possible settlement of a disagreement with a warrant holder; and other statements about Arena’s strategy, internal and partnered programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private

Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, clinical trials and studies may not proceed at the time or in the manner Arena expects or at all, the results of clinical trials or preclinical studies may not be predictive of future results, Arena’s ability to receive regulatory approval for its drug candidates, Arena’s ability to partner lorcaserin, APD125, APD791 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, the timing and receipt of payments and fees, if any, from Arena’s collaborators, and Arena’s ability to redeem with common stock any outstanding shares of its series B convertible preferred stock. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues
Contract manufacturing	$2,000	$—	$4,019	$—
Collaborative agreements	645	4,811	1,235	9,722
Total revenues	2,645	4,811	5,254	9,722

Operating Expenses
Cost of contract manufacturing	2,290	—	4,620	—
Research and development	56,410	40,860	103,975	76,615
General and administrative	7,153	6,840	16,014	11,763
Amortization of acquired technology	384	384	768	768
Total operating expenses	66,237	48,084	125,377	89,146
Interest and other income and expenses, net	(1,677)	4,665	389	8,921
Net loss	(65,269)	(38,608)	(119,734)	(70,503)
Dividends on redeemable convertible preferred stock	(546)	(524)	(1,086)	(1,038)
Net loss allocable to common stockholders	$(65,815)	$(39,132)	$(120,820)	$(71,541)

Net loss per share allocable to common stockholders, basic and diluted	$(0.89)	$(0.64)	$(1.64)	$(1.18)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	73,815	60,914	73,710	60,825

Arena Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30, 2008	December 31, 2007
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$272,160	$398,185
Accounts receivable	2,523	1,901
Other current assets	8,586	9,162
Land, property and equipment, net	98,312	65,940
Acquired technology and other non-current assets	25,653	12,318
Total assets	$407,234	$487,506
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and accrued compensation	$44,210	$30,058
Total deferred revenues	4,049	4,049
Total lease financing obligations and other long-term liabilities	72,782	63,100
Redeemable convertible preferred stock	55,009	53,922
Total stockholders’ equity	231,184	336,377
Total liabilities and stockholders’ equity	$407,234	$487,506

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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